UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006

U.S. HOME SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-18291	75-2922239
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

405 State Highway 121 Bypass, Building A, Suite 250 Lewisville, Texas	75067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 488-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The Home Depot Relationship. U.S. Home Systems, Inc. (the “Company”) is a provider of installed kitchen and bath refacing products, and wood decks (“Products”) to The Home Depot customers in designated markets. On May 10, 2006, we entered into a new three year Service Provider Agreement (“SPA”) with The Home Depot which supersedes and consolidates the service provider agreements we had with The Home Depot for each of our three Product lines.

Since October 2003, our home improvement operations have engaged in an aggressive expansion program under our agreements with The Home Depot. We believe our relationship with The Home Depot is a significant factor to the achievement of our long-term growth. Our business strategy is to become a principal provider of installed kitchen and bath refacing products, and wood decks to The Home Depot in designated markets.

During the first quarter 2006 we and The Home Depot agreed to expand kitchen and bathroom refacing products and installation services to The Home Depot customers in selected markets in the Eastern, Southeastern and Midwest regions of the United States. In certain of these markets we marketed our kitchen and bath refacing products under brands other than The Home Depot. As a result of this agreement, we have transitioned these operations to service The Home Depot customers in the new markets. All of our home improvement operations are now aligned to only serve The Home Depot customers. By the end of the third quarter 2006, our kitchen refacing installation services will be available in more than 1,300 The Home Depot stores, with approximately 615 of those stores also offering our bathroom refacing installation services. At March 31, 2006, our wood deck products were being offered in approximately 500 The Home Depot stores.

As more fully discussed below, pursuant to the SPA, we have agreed not to enter into agreements or other arrangements with any The Home Depot competitors in the marketing, selling or providing of our Products. Additionally, we have agreed to refrain from offering our Products and installation services in any market, including without limitation, markets that have not been awarded to us by The Home Depot, under any trademarks or brands other than as approved in writing by The Home Depot. The Home Depot has agreed that we will be the exclusive service provider of Products in any market currently being served by us or in any market awarded to us in the future. We expect that by third quarter 2006, all our home improvement revenues will be derived from The Home Depot brand.

Service Provider Agreement. The following is a summary of material terms and conditions of the SPA:

Term. The SPA is effective as of May 1, 2006 and shall continue for three (3) years unless earlier terminated consistent with the provisions of the SPA.

Termination. We or The Home Depot may, upon not less than 180 calendar days’ prior written notice to the other party, terminate the SPA at any time. If The Home Depot is the terminating party due to its desire to discontinue the marketing and installation of the Products offered by us, The Home Depot shall continue to refer leads to us for a period of six months following the date of the notice of termination. During such 180 day period, we may continue marketing our Products and shall be allowed to enter into contractual arrangements with any The Home Depot competitors. Further, we shall be allowed to begin marketing and installing our Products under other national brands, including our company brands. If The Home Depot is the terminating party, due to its desire to transition to another service provider, The Home Depot shall continue to refer leads to us in each market being served by us until the replacement service provider is able to cover 60% of such market. The provisions of the SPA restricting us from entering into a contractual arrangement with a The Home Depot competitor shall remain in force until the replacement service provider is able to cover 60 % of the market. The SPA may be terminated by either party with 30 days written notice upon a breach by either party of any obligation under the SPA, if such breach is not remedied within 30 days.

If we are the terminating party, we are obligated to timely complete all uncompleted projects, pay all sums owed to The Home Depot and refrain from entering into any agreements with The Home Depot competitors until the termination date.

To ensure our fulfillment of our obligations upon termination of the SPA, The Home Depot may for a period of 90 calendar days following the date of notice of termination of the SPA, or for a period of 60 calendar days following the date of termination or expiration of the SPA, which ever period is greater, delay payment of up to 15% of outstanding invoices or a maximum of $2 million that would otherwise be due us under the SPA.

Exclusivity. During the term of the SPA, we have agreed not to enter into any agreement or other arrangement with The Home Depot competitors, relating to the marketing, selling or providing of our Products and installation services. We have also agreed to refrain from offering, directly or indirectly, our Products and installation services in any The Home Depot market, including without limitation, markets that have not been assigned to us by The Home Depot, under any trademarks or brands other than expressly approved in writing by The Home Depot. The Home Depot has agreed not to use any service provider in any markets awarded to us to perform the same or similar services, or provide similar Products, as those that may be provided by us under the SPA.

Marketing. Although not required by the terms of the SPA, The Home Depot assists us with the marketing of our Products and services by including them in its marketing programs and by providing us with sales leads generated by our in-store displays and The Home Depot marketing programs. We also provide in-store displays of our products and services, and training to The Home Depot sales personnel for marketing of our products and services, and we follow up sales leads with in-home visits to potential customers. Sales contracts generated from our in home visits are between the customer and The Home Depot. However, we provide the products, labor and installation services necessary to complete customer orders generated by The Home Depot sales leads and we are required to make necessary repairs to address any customer complaints or warranty claims. The SPA provides that The Home Depot will receive a marketing fee, similar to a sales commission, on each sales contract.

Trademarks. Each party has been granted a non-exclusive, royalty-free, revocable license, with certain restrictions, to use the other parties specified trademarks, trade name and logos in the marketing and installation of our Products, which includes our Designer Deck and Facelifters trademarks. We have agreed that The Home Depot may use our “Facelifters” mark solely in connection with the advertising, marketing, displaying and merchandising by The Home Depot of cabinet refacing products and services.

If the SPA is terminated by The Home Depot for any reason or is not renewed by The Home Depot, the right and license granted to The Home Depot for the “Facelifters” mark shall be revoked. However, The Home Depot shall, at its option, have the right on a non-exclusive and non-fee basis to continue to use the “Facelifters” mark for a period of up to 12 months after such termination date. Thereafter, The Home Depot shall cease using the “Facelifters” mark for any purpose.

If we terminate the SPA or fail to renew the SPA, The Home Depot shall have the right and license to use the “Facelifters” mark for a 12 month period after such termination date under the same terms as stated above.

Other Terms. The SPA contains various representations, warranties and covenants as is customary in a commercial transaction of this nature. The SPA also provides for mutual agreements relating to confidentiality, indemnification, limitations of liability and arbitration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on the 15th day of May, 2006 on its behalf by the undersigned, thereto duly authorized.

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross
Murray H. Gross
President and Chief Executive Officer